                           OFFER TO PURCHASE FOR CASH

      UP TO 4,966,590 OF THE ISSUED AND OUTSTANDING SHARES OF COMMON STOCK

                                       OF

                              THE KOREA FUND, INC.

                      AT 95% OF NET ASSET VALUE PER SHARE

                                       BY

                              THE KOREA FUND, INC.

                   THE OFFER WILL EXPIRE AT 5:00 P.M. EASTERN
            TIME ON FEBRUARY 23, 2004, UNLESS THE OFFER IS EXTENDED

     THIS OFFER IS SUBJECT TO IMPORTANT TERMS AND CONDITIONS, INCLUDING THE CONDITIONS LISTED UNDER "CERTAIN CONDITIONS OF THE OFFER".

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THIS OFFER, PASSED UPON THE FAIRNESS OR MERITS OF THE OFFER OR DETERMINED WHETHER THIS OFFER TO PURCHASE IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIME.

To the Shareholders of The Korea Fund, Inc.:

     The Korea Fund, Inc., a diversified, closed-end management investment company incorporated under the laws of the state of Maryland (the "Fund"), is offering to purchase up to 4,966,590 of its issued and outstanding shares of Common Stock, par value $0.01 per share (the "Shares"). As of January 20, 2004, 49,665,902 Shares were outstanding. The offer is for cash at a price equal to 95% of the net asset value ("NAV") per Share determined as of the close of the regular trading session of the New York Stock Exchange, the principal market in which the Shares are traded (the "NYSE"), on the business day after the day the offer expires, and is upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal (which together with any amendments or supplements thereto collectively constitute the "Offer"). The Offer will expire at 5:00 p.m. Eastern time on February 23, 2004, unless extended. The Shares are traded on the NYSE under the symbol "KF". The NAV as of the close of the regular trading session of the NYSE on January 20, 2004 was $22.63 per Share and the last reported sale price on the NYSE on such date for a Share was $19.96. Until the Offer expires, NAV quotations can be obtained from Georgeson Shareholder Communications, Inc. (the "Information Agent"), by calling
(800) 843-0369 between the hours of 9:00 a.m. and 5:00 p.m. Eastern time, Monday through Friday (except holidays). Tendering shareholders will not be obliged to pay brokerage fees or commissions or, except as set forth in the Letter of Transmittal, stock transfer taxes on the purchase of Shares by the Fund pursuant to the Offer. The Fund will pay all charges and expenses of the Information Agent and Alpine Fiduciary Services, Inc. (the "Depositary"). The Fund mailed this Offer to Purchase and the accompanying Letter of Transmittal to record holders on or about January 23, 2004.

                             IMPORTANT INFORMATION

     Shareholders who desire to tender their Shares should either: (1) properly complete and sign the Letter of Transmittal, provide thereon the original of any required signature guarantee(s) and mail or deliver it together with the certificates for the Shares (in proper certificated or uncertificated form) and any other documents required by the Letter of Transmittal; or (2) request their broker, dealer, commercial bank, trust company or other nominee to effect the transaction on their behalf. Shareholders who desire to tender Shares registered in the name of such a brokerage firm or other financial intermediary must contact that firm to effect a tender on their behalf. Tendering shareholders will not be obligated to pay brokerage commissions in connection with their tender of Shares, but they may be charged a fee by a brokerage firm or other financial intermediary for processing the tender(s) on their behalf. The Fund reserves the absolute right to reject tenders determined not to be in appropriate form.

     IF YOU DO NOT WISH TO TENDER YOUR SHARES, YOU NEED NOT TAKE ANY ACTION.

     NEITHER THE FUND NOR ITS BOARD OF DIRECTORS NOR DEUTSCHE INVESTMENT MANAGEMENT AMERICAS INC., THE FUND'S INVESTMENT MANAGER (THE "MANAGER") NOR DEUTSCHE INVESTMENTS TRUST MANAGEMENT COMPANY LIMITED, THE FUND'S SUBADVISER (THE "SUBADVISER"), MAKES ANY RECOMMENDATION TO ANY SHAREHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING SHARES. NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION ON BEHALF OF THE FUND, ITS BOARD OF DIRECTORS, THE MANAGER OR THE SUBADVISER AS TO WHETHER SHAREHOLDERS SHOULD TENDER OR REFRAIN FROM TENDERING SHARES PURSUANT TO THE OFFER OR TO MAKE ANY REPRESENTATION OR TO GIVE ANY INFORMATION IN CONNECTION WITH THE OFFER OTHER THAN AS CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL. IF MADE OR GIVEN, ANY SUCH RECOMMENDATION, REPRESENTATION OR INFORMATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE FUND, ITS BOARD OF DIRECTORS, THE MANAGER OR THE SUBADVISER. SHAREHOLDERS ARE URGED TO EVALUATE CAREFULLY ALL INFORMATION IN THE OFFER, CONSULT THEIR OWN INVESTMENT AND TAX ADVISERS AND MAKE THEIR OWN DECISIONS WHETHER TO TENDER OR REFRAIN FROM TENDERING THEIR SHARES.

     THE FUND HAS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION") A TENDER OFFER STATEMENT ON SCHEDULE TO UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, RELATING TO THE OFFER.

                               TABLE OF CONTENTS

                                                                   PAGE
                                                                   ----
Summary Term Sheet...............................................    4
1.   Price; Number Of Shares.....................................    7
2.   Purpose Of The Offer; Plans Or Proposals Of The Fund........    7
3.   Certain Conditions Of The Offer.............................    8
4.   Procedures For Tendering Shares.............................    9
5.   Withdrawal Rights...........................................   12
6.   Payment For Shares..........................................   12
7.   Source And Amount Of Funds; Effect Of The Offer.............   13
8.   Price Range Of Shares; Dividends/Distributions..............   16
9.   Selected Financial Information..............................   17
10.  Interest Of Directors, Executive Officers And Certain
     Related Persons.............................................   19
11.  Certain Information About The Fund..........................   20
12.  Additional Information......................................   21
13.  Certain United States Federal Income Tax Consequences.......   21
14.  Certain Legal Matters: Regulatory Approvals.................   23
15.  Amendments; Extension Of Tender Period; Termination.........   23
16.  Miscellaneous...............................................   24

                               SUMMARY TERM SHEET

     This summary highlights important information concerning this tender offer. To understand the tender offer fully and for a more complete discussion of the terms and conditions of the tender offer, you should read carefully the entire offer to purchase and the related letter of transmittal.

WHAT IS THE TENDER OFFER?

     - The Korea Fund, Inc. is offering to purchase up to 4,966,590 of shares of common stock for cash at a price per share equal to 95% of the per share net asset value as of the close of regular trading session of the New York Stock Exchange on the business day after the day the tender offer expires. Unless extended, the tender offer will expire at 5:00 p.m. Eastern time on February 23, 2004. The tender offer is subject to a number of conditions. See "Certain Conditions of the Offer."

WHY IS THE FUND MAKING THIS TENDER OFFER?

     - On April 25, 2003, in light of the evolution of the Korean capital markets and shareholder concerns that the Fund's shares have traded at a discount to their net asset value, the Fund's Board of Directors committed to undertake a special review of alternatives that would enable shareholders to receive value that is near net asset value for at least a portion of their shares. The Board determined that, after considering a full range of alternatives, the tender offer is in the best interests of the Fund and its shareholders because it enables shareholders to receive value that is near net asset value for at least a portion of their shares while maintaining the closed-end structure of the Fund. After completion of the tender offer, the Board will continue to monitor the price of the Fund's shares relative to their net asset value and to review whether further action is appropriate. See "Purposes of the Offer; Plans or Proposals of the Fund."

WHEN WILL THE TENDER OFFER EXPIRE, AND MAY THE TENDER OFFER BE EXTENDED?

     - The tender offer will expire at 5:00 p.m. Eastern time on February 23, 2004, unless extended. The Fund may elect at any time to extend the expiration date of the tender offer. If the tender offer is extended, the Fund will issue a press release announcing the extension. See "Amendments; Extension of Tender Period; Termination."

WHAT IS THE NET ASSET VALUE PER FUND SHARE AS OF A RECENT DATE?

     - As of January 20, 2004, the net asset value per share was $22.63 and the last reported sales price on the New York Stock Exchange for a share of the Fund's common stock was $19.96. See "Price Range of Shares; Dividend/ Distributions" for more information regarding the trading range of the common stock and the Fund's net asset value per share during the past two years. Before the tender offer expires, net asset value quotations can be obtained from Georgeson Shareholder Communications, Inc. by calling (800) 843-0369 between 9:00 a.m. and 5:00 p.m. Eastern time, Monday through Friday (except holidays).

WILL THE FUND'S NET ASSET VALUE PER SHARE BE HIGHER OR LOWER ON THE DATE THAT THE PRICE TO BE PAID FOR TENDERED SHARES IS TO BE DETERMINED?

     - No one can accurately predict the Fund's net asset value per share at a future date.

HOW DO I TENDER MY SHARES?

     - In order for your shares to be purchased in the tender offer, you must follow the procedures set forth in "Procedures for Tendering Shares" and in the Letter of Transmittal that accompanies this Offer to Purchase.

MUST I TENDER ALL OF MY SHARES?

     - No. You may tender either all or any smaller number of shares you own unless you own fewer than 100 shares total, in which case you have to tender either all or none of your shares.

MAY I WITHDRAW MY SHARES AFTER I HAVE TENDERED THEM AND, IF SO, BY WHEN?

     - Yes, you may withdraw your shares at any time prior to 5:00 p.m. Eastern time on February 23, 2004 or, if the offer is extended, at any time prior to 5:00 p.m. Eastern time on the new expiration date. In order to be effective, the Depositary must receive your notice of withdrawal prior to the expiration of the tender offer at one of the addresses on the back cover of this Offer to Purchase. You may retender withdrawn shares by following the tender procedures before the offer expires, including any extension period. In addition, if we have not accepted for payment shares you tendered, you may withdraw your tendered shares at any time after March 19, 2004 and prior to their acceptance for payment. See "Withdrawal Rights."

HOW DO I WITHDRAW TENDERED SHARES?

     - A notice of withdrawal of tendered shares must be timely received by the Depositary which specifies the name of the shareholder who tendered the shares, the number of shares being withdrawn (which must be all of the shares tendered) and, as regards share certificates which represent tendered shares that have been delivered or otherwise identified to the Depositary, the name of the registered owner of such shares if different than the person who tendered the shares. See "Withdrawal Rights."

MAY I PLACE ANY CONDITIONS ON MY TENDER OF SHARES?

     - No.

WHAT IF MORE THAN 4,966,590 SHARES ARE TENDERED AND NOT TIMELY WITHDRAWN?

     - The Fund is offering to purchase up to 4,966,590 shares of its common stock. If shareholders tender more than 4,966,590 shares, the Fund will purchase duly tendered shares from tendering shareholders on a pro rata basis, disregarding fractions, based upon the number of shares each shareholder tenders and does not timely withdraw except that, if a shareholder owns beneficially or of record 99 shares or less, the Fund will purchase all shares tendered by such shareholder. The Fund does not intend to increase the number of shares that it is offering to purchase, even if shareholders tender more than 4,966,590 shares.

DOES THE FUND HAVE THE FINANCIAL RESOURCES TO MAKE PAYMENT FOR TENDERED SHARES?

     - Yes. The Fund expects to pay for tendered shares with cash on hand and proceeds from the sale of portfolio securities. The Fund is authorized to borrow for temporary or emergency purposes, and, to the extent that the Fund does not have sufficient resources through cash on hand and the disposition of portfolio securities to purchase shares in the tender offer, it intends to finance a portion of the Offer through temporary borrowing. See Section 7.

IF SHARES I TENDER ARE ACCEPTED BY THE FUND, WHEN WILL PAYMENT BE MADE?

     - Payment for tendered shares, if accepted, will be made as soon as possible after the expiration of the tender offer.

IS MY SALE OF SHARES IN THE TENDER OFFER A TAXABLE TRANSACTION?

     - It is anticipated that U.S. shareholders (other than those who are tax exempt) who sell shares in the tender offer will generally recognize gain or loss for U.S. federal income tax purposes equal to the difference between the cash they receive for the shares sold and their adjusted basis in the shares sold. The sale date for tax purposes will be the date the Fund accepts shares for purchase. See "Certain United States Federal Income Tax Consequences" for a general summary of the U.S. federal income tax consequences of a sale of shares pursuant to the tender offer, including the possibility that different tax treatment may apply; the differing rules for U.S. and non-U.S. shareholders; and the imposition of withholding taxes on payments to tendering shareholders who have not completed and returned certain required IRS Forms. Please consult your tax advisor for a full understanding of your individual tax consequences, including potential state, local and foreign taxation.

IS THE FUND REQUIRED TO COMPLETE THE TENDER OFFER AND PURCHASE ALL SHARES TENDERED UP TO THE NUMBER OF SHARES TENDERED FOR?

     - Yes, unless certain conditions described under "Certain Conditions of the Offer" are not satisfied. The Fund also has the right to amend or terminate the tender offer prior to the time the tender offer expires.

IS THERE ANY REASON SHARES TENDERED WOULD NOT BE ACCEPTED?

     - In addition to those circumstances described under "Certain Conditions of the Offer" in which the Fund is not required to accept tendered shares, the Fund has reserved the right to reject any and all tenders determined by it not to be in appropriate form. The Fund may reject tenders of shares if, for instance, the Letter of Transmittal does not include original signature(s) or the original of any required signature guarantee(s).

HOW WILL TENDERED SHARES BE ACCEPTED FOR PAYMENT?

     - Properly tendered shares, up to the number tendered for, will be accepted for payment by a determination of the Fund's Board of Directors followed by notice of acceptance to the Depositary, which is thereafter to make payment as directed by the Fund with funds to be deposited with it by the Fund. See "Payment for Shares."

WHAT ACTION NEED I TAKE IF I DECIDE NOT TO TENDER MY SHARES?

     - None.

DOES THE FUND'S MANAGEMENT RECOMMEND THAT SHAREHOLDERS PARTICIPATE IN THE TENDER OFFER, AND WILL THEY PARTICIPATE IN THE TENDER OFFER?

     - None of the Fund, its Board of Directors, its investment manager or its subadviser is making any recommendation to the Fund's shareholders whether or not to tender shares in the tender offer. None of the Fund's directors or officers intend to tender the shares they beneficially own in the tender offer. See "Interests of Directors, Executive Officers and Certain Related Persons."

WILL THERE BE ADDITIONAL OPPORTUNITIES TO TENDER SHARES TO THE FUND?

     - Potentially. The Fund's Board of Directors has approved a program (the "Program") under which, subject to fiduciary and other applicable requirements, the Fund will conduct a tender offer for its own shares during the first quarter of 2005 and the first quarter of 2006, in each case if during the 13 week measurement period ending the preceding December 31, shares of the Fund trade on the NYSE at an average weekly discount from net asset value greater than 15%. Each offer would be conducted for 10% of the Fund's outstanding shares of common stock at a price equal to 95% of net asset value on the business day after the last day of the tender offer. The Fund may at its option pay for some or all shares repurchased in these additional offers with portfolio securities rather than cash. There can be no assurance that the discount will be in excess of 15% during the measurement periods. See "Purpose of the Offer; Plans or Proposals of the Fund."

HOW DO I OBTAIN MORE INFORMATION?

     - Questions, requests for assistance and requests for additional copies of the Offer to Purchase, the Letter of Transmittal and all other tender offer documents should be directed to Georgeson Shareholder Communications, Inc., the information agent for the tender offer, toll free at (800) 843-0369. If you do not own shares directly, you should obtain this information and the documents from your broker, dealer, commercial bank, trust company or other nominee, as appropriate.

     1. PRICE; NUMBER OF SHARES. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or modified, the terms and conditions of any such extension or amendment), the Fund will accept for payment and purchase for cash up to 4,966,590 of its issued and outstanding Shares that are properly tendered and not withdrawn in accordance with Section 5 prior to the Expiration Date. The term "Expiration Date" shall mean 5:00 p.m. Eastern time on February 23, 2004, unless the Fund, in its sole discretion, shall extend the period the Offer is open, in which case Expiration Date shall mean the last time and date the Offer, as so extended by the Fund, shall expire. The Fund reserves the right in its sole discretion and for any reason to amend, extend or terminate the Offer. See Sections 3 and 15. The Fund will not be obligated to purchase Shares pursuant to the Offer under certain circumstances. See Section
3. The purchase price of the Shares will be 95% of their NAV per Share determined as of the close of the regular trading session of the NYSE on the business day after the Expiration Date. The Fund will not pay interest on the purchase price under any circumstances. The NAV as of the close of the regular trading session of the NYSE on January 20, 2004 was $22.63 per Share and the last reported sale price of a Share on the NYSE on such date was $19.96, representing a discount of 11.80% to NAV. Prior to the Expiration Date, NAV quotations can be obtained from the Information Agent by calling (800) 843-0369 between the hours of 9:00 a.m. and 5:00 p.m. Eastern time, Monday through Friday (except holidays).

     The Offer is being made to all shareholders and is not conditioned upon shareholders tendering in the aggregate any minimum number of Shares.

     If more than 4,966,590 Shares are duly tendered pursuant to the Offer (and not withdrawn as provided in Section 5), unless the Fund determines not to purchase any shares, the Fund will purchase Shares from tendering shareholders, in accordance with the terms and conditions specified in the Offer, on a pro rata basis (disregarding fractions) based upon the number of Shares duly tendered by or on behalf of each shareholder (and not so withdrawn); provided that, the Fund will exclude from such pro-rata reduction and accept all Shares duly tendered in accordance with the terms and conditions specified in the Offer by any shareholder who owns, beneficially or of record, an aggregate of not more than 99 Shares. The Fund does not intend to increase the number of Shares offered for purchase, even if more than 4,966,590 Shares are tendered.

     On January 20, 2004, there were 49,665,902 Shares issued and outstanding, and there were 1,236 holders of record of Shares. Certain of these holders of record were brokers, dealers, commercial banks, trust companies and other institutions that held Shares in nominee name on behalf of multiple beneficial owners.

     2. PURPOSE OF THE OFFER; PLANS OR PROPOSALS OF THE FUND. The Board of Directors of the Fund (the "Board") considered and approved the Offer and the Program at a meeting held on January 21, 2004 (the "January Board Meeting").

     The Fund is making the Offer and implementing the Program to provide its shareholders with an opportunity to sell a portion of the outstanding Shares at a price that is near the NAV per share. The Board for many years has sought to address the discount to net asset value at which the Fund's shares have traded, in ways consistent with the best interests of shareholders and applicable regulatory requirements. The Board has discussed and considered various alternative strategies to address the discount, including instituting a managed dividend policy, conducting share repurchases, committing to conduct periodic self-tender offers, combining with other funds, converting to an open-end format and liquidating. Past actions taken by the Board have included a special in-kind dividend of portfolio securities, a share buy-back program, purchases of Fund shares pursuant to the Fund's Dividend Reinvestment Plan and increased publicity about the Fund.

     On April 25, 2003, the Fund issued a press release announcing that, in light of the evolution of the Korean capital markets and the concerns that shareholders have expressed about the discount, the Board would undertake a special review of possible alternatives that would enable shareholders within the next twelve months to receive value that is near net asset value for at least a portion of their shares. The alternatives available to the Fund, including a full range of strategic and structural alternatives, were considered at meetings of the Board held on May 28, July 8-9, December 16-17, 2003, and January 21, 2004. After consideration of these alternatives, the Manager recommended, and the Board on January 21, 2004 approved, making an initial tender offer for up to 10% of the Fund's common stock at 95% of its net asset value.

     At the January Board Meeting, the Board also approved the Program for additional tender offers to purchase shares of the Fund's outstanding stock, in order to give shareholders additional opportunities to receive close to net asset value for their shares in the near future in the event that the shares of the Fund continue to trade at a discount to net asset value. The Board committed the Fund, subject to fiduciary and other applicable requirements, to make a tender offer to acquire 10% of its outstanding shares of common stock during the first quarter of 2005 and during the first quarter of 2006, at a per share purchase price of 95% of the Fund's net asset value per share, in each case if, over a 13 week measurement period ending the preceding December 31, shares of the Fund trade on the NYSE at an average weekly discount from net asset value greater than 15%. The Fund may at its option pay for some or all of the shares repurchased in these additional offers with portfolio securities rather than with cash. There can be no assurance that the Fund's average weekly discount will exceed 15% over the measurement periods. At the same time, the Board concluded that maintaining the current closed-end format was in the best interests of the Fund's shareholders because, under current market conditions, including the emerging nature of the Korean capital markets, the volatility and the limited liquidity of many of the Fund's holdings, the Fund's investment objective of long-term capital appreciation can best be achieved through a closed-end structure. The Board believes that the long-term and recent performance of the Fund supports this view.

     The Board believes that the Offer and the Program serve the best interests of the Fund's shareholders.

     There can be no assurance that this Offer and the Program will reduce or eliminate any market price discount from NAV of the Shares. The market price of the Shares will, among other things, be determined by the relative demand for and supply of Shares in the market, the Fund's investment performance, the Fund's dividends and yield and investor perception of the Fund's overall attractiveness as an investment as compared with other investment alternatives.

     Any shares acquired by the Fund pursuant to the Offer and the additional offers pursuant to the Program will become treasury shares and will be available for issuance by the Fund without further shareholder action (except as required by applicable law or the rules of national securities exchanges on which the Shares are listed).

     Except as set forth above, as referred to in Section 10 or in connection with the operation of the Fund's Dividend Reinvestment Plan, the Fund does not have any present plans or proposals and is not engaged in any negotiations that relate to or would result in (a) any extraordinary transaction, such as a merger, reorganization or liquidation, involving the Fund or any of its subsidiaries; (b) other than in connection with transactions in the ordinary course of the Fund's operations and for purposes of funding the Offer, any purchase, sale or transfer of a material amount of assets of the Fund or any of its subsidiaries; (c) any material change in the Fund's present dividend policy, or indebtedness or capitalization of the Fund; (d) any plans or proposals to change the number or the term of members of the Board, to fill any existing vacancies on the Board or to change any material term of the employment contract of any executive officer; (e) any other material change in the Fund's corporate structure or business, including any plans or proposals to make any changes in the Fund's investment policy for which a vote would be required by Section 13 of the Investment Company Act of 1940, as amended (the "1940 Act"); (f) any class of equity securities of the Fund to be delisted from a national securities exchange or to cease to be authorized to be quoted in an automated quotations system operated by a national securities association; (g) any class of equity securities of the Fund becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act; (h) the suspension of the Fund's obligation to file reports pursuant to Section 15(d) of the Exchange Act;
(i) the acquisition by any person of additional securities of the Fund, or the disposition of securities of the Fund; or (j) any changes in the Fund's charter, bylaws or other governing instruments or other actions that could impede the acquisition of control of the Fund.

     3. CERTAIN CONDITIONS OF THE OFFER. Notwithstanding any other provision of the Offer, and in addition to (and not in limitation of) the Fund's right to extend and amend the Offer at any time in its sole discretion, the Fund shall not be required to accept for payment or, subject to the applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), pay for, and may delay the acceptance for payment of or payment for any tendered Shares, if:

          (a) the Fund is not able to liquidate portfolio securities in an orderly manner and consistent with the Fund's investment objective and policies or its status as a regulated investment company under the Internal Revenue Code in order to provide sufficient cash from the disposition of portfolio securities to purchase Shares tendered pursuant to the Offer;

          (b) there shall be instituted, pending or threatened before any governmental entity or court any action, proceeding, application, claim or any judgement, order or injunction sought or any other action taken by any person or entity which restrains, prohibits or materially delays the making or consummation of the Offer, challenges the acquisition by the Fund of any Shares pursuant to the Offer or the Board's fulfillment of its fiduciary obligations in respect thereof, seeks to obtain any material amount of damages or otherwise directly or indirectly adversely effects the Offer or the Fund;

          (c) there shall have occurred (i) any general suspension of trading in or limitation on prices for securities on the NYSE, the over-the-counter market or any foreign exchange on which portfolio securities held by the Fund are traded, (ii) any declaration of a banking moratorium or similar action by Federal, state, Korean or other foreign authorities or any suspension of payment by banks in the United States, New York State, Korea or any other foreign country which is material to the Fund, (iii) any limitation imposed by Federal, state, Korean or other foreign authorities on the extension of credit by lending institutions or on the exchange of foreign currencies which affects the Fund or the issuers of its portfolio securities, (iv) the commencement of war, armed hostilities or other international or national calamity directly or indirectly involving the United States or Korea, or (v) other event or condition which, in the Board's judgment, would have a material adverse effect on the Fund or its shareholders if Shares tendered pursuant to the Offer were purchased; or

          (d) the Board determines that effecting the transaction would be inconsistent with applicable legal requirements or would constitute a breach of the Board's fiduciary duty owed to the Fund or its shareholders.

The Board may modify these conditions in light of experience.

     The foregoing conditions are for the Fund's sole benefit and may be asserted by the Fund regardless of the circumstances giving rise to any such condition (including any action or inaction of the Fund), and any such condition may be waived by the Fund, in whole or in part, at any time and from time to time in its reasonable judgment. The Fund's failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts or circumstances; and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by the Fund concerning the events described in this Section 3 shall be final and binding.

     The Fund reserves the right, at any time during the pendency of the Offer, to amend, extend or terminate the Offer in any respect. See Section 15.

4.  PROCEDURES FOR TENDERING SHARES.

     A. PROPER TENDER OF SHARES. For Shares to be properly tendered pursuant to the Offer, a shareholder must cause a properly completed and duly executed Letter of Transmittal bearing original signature(s) and the original of any required signature guarantee(s), and any other documents required by the Letter of Transmittal, to be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and must either cause certificates for tendered Shares to be received by the Depositary at such address or cause such Shares to be delivered pursuant to the procedures for book-entry delivery set forth below (and confirmation of receipt of such delivery to be received by the Depositary), in each case before 5:00 p.m. Eastern time on the Expiration Date, or (in lieu of the delivery of such Share certificates prior to the Expiration Date) such shareholder must comply with the guaranteed delivery procedures set forth below. Letters of Transmittal and certificates representing tendered Shares should not be sent or delivered to the Fund. Shareholders who desire to tender Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact that firm to effect a tender on their behalf.

     Section 14(e) of the Exchange Act and Rule 14e-4 promulgated thereunder make it unlawful for any person, acting alone or in concert with others, directly or indirectly, to tender Shares in a partial tender offer for such person's own account unless at the time of tender, and at the time the Shares are accepted for payment, the person tendering has a net long position equal to or greater than the amount tendered in (a) Shares and will deliver or cause to be delivered such Shares for the purpose of tender to the Fund within the period specified in the Offer, or (b) an equivalent security and, upon the acceptance of his or her tender, will acquire Shares by conversion, exchange, or exercise of such equivalent security to the extent required by the terms of the Offer, and will deliver or cause to be delivered the Shares so acquired for the purpose of tender to the Fund prior to or on the Expiration Date. Section 14(e) and Rule 14e-4 provide a similar restriction applicable to the tender or guarantee of a tender on behalf of another person.

     The acceptance of Shares by the Fund for payment will constitute a binding agreement between the tendering shareholder and the Fund upon the terms and subject to the conditions of the Offer, including the tendering shareholder's representation that the shareholder has a net long position in the Shares being tendered within the meaning of Rule 14e-4 and that the tender of such Shares complies with Rule 14e-4.

     B. SIGNATURE GUARANTEES AND METHOD OF DELIVERY. No signature guarantee is required if (a) the Letter of Transmittal is signed by the registered holder(s) (including, for purposes of this document, any participant in The Depository Trust Company ("DTC") book-entry transfer facility whose name appears on DTC's security position listing as the owner of Shares) of the Shares tendered thereby, unless such holder(s) has completed either the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" in the Letter of Transmittal or (b) the Shares tendered are tendered for the account of a firm (an "Eligible Institution") which is a broker, dealer, commercial bank, credit union, savings association or other entity and which is a member in good standing of a stock transfer association's approved medallion program (such as STAMP, SEMP or MSP). In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 2 of the Letter of Transmittal.

     If the Letter of Transmittal is signed by the registered holder(s) of the Shares tendered thereby, the signature(s) must correspond with the name(s) as written on the face of the certificate(s) for the Shares tendered without alteration, enlargement or any change whatsoever.

     If any of the Shares tendered thereby are owned of record by two or more joint owners, all such owners must sign the Letter of Transmittal.

     If any of the tendered Shares are registered in different names, it is necessary to complete, sign and submit as many separate Letters of Transmittal as there are different registrations.

     If the Letter of Transmittal or any certificates for Shares tendered or stock powers relating to Shares tendered are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and proper evidence satisfactory to the Fund of their authority so to act must be submitted.

     If the Letter of Transmittal is signed by the registered holder(s) of the Shares transmitted therewith, no endorsements of certificates or separate stock powers with respect to such Shares are required unless payment is to be made to, or certificates for Shares not purchased are to be issued in the name of, a person other than the registered holder(s). Signatures on such certificates or stock powers must be guaranteed by an Eligible Institution.

     If the Letter of Transmittal is signed by a person other than the registered holder(s) of the certificate(s) listed thereon, the certificate(s) must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear(s) on the certificate(s) for the Shares involved. Signatures on such certificates or stock powers must be guaranteed by an Eligible Institution. See subsection D of this
Section 4.

     C. BOOK-ENTRY DELIVERY. The Depositary has established an account with respect to the Shares at DTC for purposes of the Offer. Any financial institution that is a participant in the DTC system may make book-entry delivery of tendered Shares by causing DTC to transfer such Shares into the Depositary's account at DTC in accordance with DTC's procedures for such transfers. However, although delivery of Shares may be effected through book-entry transfer into the Depositary's account at DTC, a Letter of Transmittal (or a copy or facsimile thereof) properly completed and bearing original signature(s) and the original of any required signature guarantee(s), or an Agent's Message (as defined below) in connection with a book-entry transfer and any other documents required by the Letter of Transmittal, must in any case be received by the Depositary prior to 5:00 p.m. Eastern time on the Expiration Date at one of its addresses set forth on the back cover page of this Offer to Purchase, or the tendering shareholder must comply with the guaranteed delivery procedures described below.

     The term "Agent's Message" means a message from DTC transmitted to, and received by, the Depositary forming a part of a timely confirmation of a book-entry transfer of Shares (a "Book-Entry Confirmation") which states that
(a) DTC has received an express acknowledgment from the DTC participant tendering the Shares that are the subject of the Book-Entry Confirmation, (b) the DTC participant has received and agrees to be bound by the terms of the Letter of Transmittal, and (c) the Fund may enforce such agreement against the DTC participant. Delivery of documents to DTC in accordance with DTC's procedures does not constitute delivery to the Depositary.

     D. GUARANTEED DELIVERY. Notwithstanding the foregoing, if a shareholder desires to tender Shares pursuant to the Offer and the certificates for the Shares to be tendered are not immediately available, or time will not permit the Letter of

Transmittal and all documents required by the Letter of Transmittal to reach the Depositary prior to 5:00 p.m. Eastern time on the Expiration Date, or a shareholder cannot complete the procedures for delivery by book-entry transfer on a timely basis, then such shareholder's Shares nevertheless may be tendered, provided that all of the following conditions are satisfied:

          (a) the tender is made by or through an Eligible Institution; and

          (b) a properly completed and duly executed Notice of Guaranteed Delivery in the form provided by the Fund is received by the Depositary prior to 5:00 p.m. Eastern time on the Expiration Date; and

          (c) the certificates for all such tendered Shares, in proper form for transfer, or a Book-Entry Confirmation with respect to such Shares, as the case may be, together with a Letter of Transmittal (or a copy or facsimile thereof) properly completed and bearing original signature(s) and the original of any required signature guarantee(s) (or, in the case of a book-entry transfer, an Agent's Message) and any documents required by the Letter of Transmittal, are received by the Depositary prior to 5:00 p.m. Eastern time on the second NYSE trading day after the date of execution of the Notice of Guaranteed Delivery.

     The Notice of Guaranteed Delivery may be delivered by hand or transmitted by facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution and a representation that the shareholder owns the Shares tendered within the meaning of, and that the tender of the Shares effected thereby complies with, Rule 14e-4 under the Exchange Act, each in the form set forth in the Notice of Guaranteed Delivery.

     THE METHOD OF DELIVERY OF ANY DOCUMENTS, INCLUDING SHARE CERTIFICATES, THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS, IS AT THE OPTION AND SOLE RISK OF THE TENDERING SHAREHOLDER. IF DOCUMENTS ARE SENT BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. Shareholders have the responsibility to cause their Shares to be tendered (in proper certificated or uncertificated form), the Letter of Transmittal (or a copy or facsimile thereof) properly completed and bearing original signature(s) and the original of any required signature guarantee(s) and any other documents required by the Letter of Transmittal, to be timely delivered. Timely delivery is a condition precedent to acceptance of Shares for purchase pursuant to the Offer and to payment of the purchase amount.

     Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of Share certificates evidencing such Shares or a Book-Entry Confirmation of the delivery of such Shares (if available), a Letter of Transmittal (or a copy or facsimile thereof) properly completed and bearing original signature(s) and the original of any required signature guarantee(s) or, in the case of a book-entry transfer, an Agent's Message and any other documents required by the Letter of Transmittal.

     E. DETERMINATIONS OF VALIDITY. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of tenders will be determined by the Fund, in its sole discretion, which determination shall be final and binding. The Fund reserves the absolute right to reject any or all tenders determined not to be in appropriate form or to refuse to accept for payment, purchase, or pay for, any Shares if, in the opinion of the Fund's counsel, accepting, purchasing or paying for such Shares would be unlawful. The Fund also reserves the absolute right to waive any of the conditions of the Offer or any defect in any tender, whether generally or with respect to any particular Share(s) or shareholder(s). The Fund's interpretations of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) shall be final and binding.

     NEITHER THE FUND, ITS BOARD OF DIRECTORS, THE MANAGER, THE SUBADVISER, THE INFORMATION AGENT, THE DEPOSITARY NOR ANY OTHER PERSON IS OR WILL BE OBLIGATED TO GIVE ANY NOTICE OF ANY DEFECT OR IRREGULARITY IN ANY TENDER, AND NONE OF THEM WILL INCUR ANY LIABILITY FOR FAILURE TO GIVE ANY SUCH NOTICE.

     F. UNITED STATES FEDERAL INCOME TAX WITHHOLDING. To prevent the imposition of a U.S. federal backup withholding tax equal to 28% of the gross payments made pursuant to the Offer, prior to such payments, each shareholder accepting the Offer who has not previously submitted to the Fund a correct, completed and signed Form W-9 (for U.S. Shareholders as defined below) or Form W-8BEN or other appropriate type of Form W-8 (for Non-U.S.

Shareholders as defined below), or otherwise established an exemption from such withholding, must submit the appropriate form and any other required documentation to the Depositary. See Section 13.

     Under certain circumstances (see Section 13), the Depositary will withhold a tax equal to 30% of the gross payments payable to a Non-U.S. Shareholder unless the Depositary determines that a reduced rate of withholding or an exemption from withholding is applicable. (Exemption from backup withholding tax does not exempt a Non-U.S. Shareholder from the 30% withholding tax.) For this purpose, a Non-U.S. Shareholder is any shareholder that is not a U. S. Shareholder. A U.S. Shareholder is, in general, a shareholder that is (i) an individual who is a citizen or resident of the United States, (ii) a corporation, partnership or other entity taxed as a corporation or partnership created or organized in or under the laws of the United States, any State thereof or the District of Columbia, (iii) an estate the income of which is subject to United States federal income taxation regardless of the source of such income, or (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust. The Depositary will determine a shareholder's status as a Non-U.S. Shareholder and the shareholder's eligibility for a reduced rate of, or an exemption from, withholding by reference to any outstanding Forms W-8BEN, W-8ECI, W-8IMY and W-8EXP and to any attachments to such forms, unless facts and circumstances indicate that such reliance is not warranted. A Non-U.S. Shareholder that has not previously submitted the appropriate type of Form W-8 with respect to a reduced rate of, or exemption from, withholding for which such shareholder may be eligible should consider doing so in order to avoid over-withholding. See Section 13.

     5. WITHDRAWAL RIGHTS. At any time prior to 5:00 p.m. Eastern time on the Expiration Date, and, if the Shares have not by then been accepted for payment by the Fund, at any time after March 19, 2004, any shareholder may withdraw all, but not less than all, of the Shares that the shareholder has tendered.

     To be effective, a written notice of withdrawal of Shares tendered must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer. Shareholders may also send a facsimile transmission notice of withdrawal, which must be timely received by the Depositary by 5:00 p.m., February 23, 2004, and the original notice of withdrawal must be delivered to the Depositary by overnight courier or by hand the next day. Any notice of withdrawal must specify the name(s) of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn (which may not be less than all of the Shares tendered by the shareholder) and, if one or more certificates representing such Shares have been delivered or otherwise identified to the Depositary, the name(s) of the registered owner(s) of such Shares as set forth in such certificate(s) if different from the name(s) of the person tendering the Shares. If one or more certificates have been delivered to the Depositary, then, prior to the release of such certificate(s), the certificate number(s) shown on the particular certificate(s) evidencing such Shares must also be submitted and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution.

     All questions as to the validity, form and eligibility (including time of receipt) of notices of withdrawal will be determined by the Fund in its sole discretion, which determination shall be final and binding. Shares properly withdrawn will not thereafter be deemed to be tendered for purposes of the Offer. Withdrawn Shares, however, may be re-tendered by following the procedures described in Section 4 prior to 5:00 p.m. Eastern time on the Expiration Date. Except as otherwise provided in this Section 5, tenders of Shares made pursuant to the Offer will be irrevocable.

     NEITHER THE FUND, ITS BOARD OF DIRECTORS, THE MANAGER, THE SUBADVISER, THE INFORMATION AGENT, THE DEPOSITARY NOR ANY OTHER PERSON IS OR WILL BE OBLIGATED TO GIVE ANY NOTICE OF ANY DEFECT OR IRREGULARITY IN ANY NOTICE OF WITHDRAWAL, NOR SHALL ANY OF THEM INCUR ANY LIABILITY FOR FAILURE TO GIVE ANY SUCH NOTICE.

     6. PAYMENT FOR SHARES. For purposes of the Offer, the Fund will be deemed to have accepted for payment and purchased Shares that are tendered (and not withdrawn in accordance with Section 5 pursuant to the Offer) when, as and if it gives oral or written notice to the Depositary of its acceptance of such Shares for payment pursuant to the Offer. Under the Exchange Act, the Fund is obligated to pay for or return tendered Shares promptly after the termination, expiration or withdrawal of the Offer. Upon the terms and subject to the conditions of the Offer, the Fund will pay for Shares properly tendered as soon as practicable after the Expiration Date. The Fund will make payment for Shares purchased pursuant to the Offer by depositing the aggregate purchase price therefor with the Depositary, which will make payment to shareholders promptly as directed by the Fund. Upon the deposit of funds with the Depositary for the purpose of making payment to validly tendering shareholders, the Fund's obligation to make such payment shall be satisfied and such tender shareholders must thereafter look solely to the Depositary for payment of the amounts owed to them by reason of the acceptance of the Shares pursuant to the Offer. The Fund will not pay interest on the purchase price under any circumstances.

     In all cases, payment for Shares purchased pursuant to the Offer will be made only after timely receipt by the Depositary of:

     - a Letter of Transmittal (or a copy thereof) properly completed and duly executed and any required signature guarantee(s), or an Agent's Message in connection with a book-entry transfer;

     - certificate evidencing Shares or timely confirmation of a book-entry transfer of such Shares into the Depositary's account at DTC pursuant to the procedure set forth in Section 4; and

     - any other documents required by the Letter of Transmittal.

     Shareholders may be charged a fee by a broker, dealer or other institution for processing the tender requested. Certificates representing Shares tendered but not purchased will be returned promptly following the termination, expiration or withdrawal of the Offer, without further expense to the tendering shareholder. The Fund will pay any transfer taxes payable on the transfer to it of Shares purchased pursuant to the Offer. If, however, tendered Shares are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of any such transfer taxes (whether imposed on the registered owner or such other person) payable on account of the transfer to such person of such Shares will be deducted from the purchase price unless satisfactory evidence of the payment of such taxes, or exemption therefrom, is submitted. The Fund may not be obligated to purchase Shares pursuant to the Offer under certain conditions. See Section 3.

     Any tendering shareholder or other payee who has not previously fully completed and signed the appropriate type of Form W-8 or Form W-9, as necessary, and who fails to complete fully and sign either the appropriate type of Form W-8 or Substitute Form W-9 in the Letter of Transmittal and provide that form to the Depositary, may be subject to federal backup withholding tax of 28% of the gross proceeds paid to such shareholder or other payee pursuant to the Offer. See
Section 13 regarding this tax as well as possible withholding at the rate of 30% (or lower applicable treaty rate) on the gross proceeds payable to tendering Non- U.S. shareholders.

     7. SOURCE AND AMOUNT OF FUNDS; EFFECT OF THE OFFER. The actual cost of the Offer to the Fund cannot be determined at this time because the number of Shares to be purchased will depend on the number tendered, and the price will be based on the NAV per Share on the business day after the Expiration Date. If the NAV per Share on the business day after the Expiration Date were $22.63, which was the NAV per Share on January 20, 2004, and if shareholders tender 10% of the Fund's outstanding Shares pursuant to the Offer, the estimated payments by the Fund to the shareholders would be approximately $106,781,685. See the Pro Forma Capitalization table below.

     The Fund anticipates that it will obtain the cash necessary to pay the aggregate purchase price on Shares accepted for payment pursuant to the Offer through the Fund's holdings of cash and the sale of portfolio securities. The selection of which portfolio securities to sell will be made by the Manager, taking into account investment merit, relative liquidity and applicable investment restrictions and legal requirements. Because the Fund may sell portfolio securities to raise cash for the purchase of Shares, during the pendency of the Offer, and possibly for a short time thereafter, the Fund may hold a greater than normal percentage of its assets in cash and cash equivalents, which may effect the Fund's investment performance. The Fund may also realize taxable gain upon the sale of such securities, which may increase the taxable distribution to the shareholders with respect to the current fiscal year. It is not possible to predict the amount of taxable gain the Fund will recognize in liquidating portfolio securities. As of January 20, 2004, cash and cash equivalents constituted approximately 0.08% of the Fund's total assets.

     Although the Fund is authorized to borrow money to finance the purchase of Shares, the Board believes that the Fund will have sufficient resources through cash on hand and the disposition of assets to purchase Shares in the Offer without utilizing such borrowing. However, the Fund reserves the right to finance a portion of the Offer through temporary borrowing. The Fund is authorized to borrow money for temporary or emergency purposes, and to the extent the Fund does not have sufficient resources through cash on hand and the disposition of portfolio securities to purchase Shares in the Offer, it intends to finance a portion of the Offer through temporary borrowing. The Fund and other investment companies or portfolios thereof advised by the Manager are parties to a $1.3 billion revolving credit facility (the "Facility") administered by J.P. Morgan Chase Bank. The Facility is intended primarily to cover temporary or emergency needs of the Funds that otherwise might require the untimely disposition of securities. The participants in the Facility are charged an annual commitment fee which is allocated, pro rata based upon net assets, among each of the participants. Interest is calculated at the Federal Funds Rate plus
0.5 percent. The Fund may borrow up to a maximum of 5% of its net assets under the Facility. The amounts available to be drawn down by the Fund under the Facility will depend upon the level of borrowings by other funds that are parties to the Facility, and accordingly it is possible that the Fund may not be able to borrow under the Facility the amounts desired.

     THE OFFER MAY HAVE CERTAIN ADVERSE CONSEQUENCES FOR TENDERING AND NON-TENDERING SHAREHOLDERS.

     EFFECT ON NAV AND CONSIDERATION RECEIVED BY TENDERING SHAREHOLDERS. If the Fund were required to sell a substantial amount of portfolio securities to raise cash to finance the Offer, the market prices of portfolio securities being sold and/or the Fund's remaining portfolio securities may decline and hence the Fund's NAV may decline. If any such decline occurs, the Fund cannot predict what its magnitude might be or whether such a decline would be temporary or continue to or beyond the Expiration Date. Because the price per Share to be paid in the Offer will be dependent upon the NAV per Share as determined on the business day after the Expiration Date, if such a decline continued up to the business day after the Expiration Date, the consideration received by tendering shareholders would be reduced. In addition, the sale of portfolio securities will cause the Fund to incur increased brokerage and related transaction expenses, and the Fund may receive proceeds from the sale of portfolio securities less than their valuations by the Fund. Accordingly, obtaining the cash to consummate the Offer may result in a decrease in the Fund's NAV per Share, thereby reducing the amount of proceeds received by tendering shareholders and the NAV per Share for non-tendering shareholders.

     Shareholders should note, however, that the Offer may result in accretion to the Fund's NAV per Share following the Offer, due to the fact that the purchase price represents a 5% discount to the Fund's NAV per Share. The potential accretion to the Fund's NAV per Share may offset in whole or in part any decline in the Fund's NAV as discussed above.

     The Fund will likely sell portfolio securities during the pendency of the Offer to raise cash for the purchase of Shares. Thus, during the pendency of the Offer, and possibly for a short time thereafter, the Fund will likely hold a greater than normal percentage of its net assets in cash and cash equivalents. The Fund will pay for tendered Shares it accepts for payment promptly after the Expiration Date of this Offer. Because the Fund will not know the number of Shares tendered until the Expiration Date, the Fund will not know until the Expiration Date the amount of cash required to pay for such Shares. If on or prior to the Expiration Date the Fund does not have, or believes it is unlikely to have, sufficient cash to pay for all Shares tendered, it may extend the Offer to allow additional time to sell portfolio securities and raise sufficient cash.

     RECOGNITION OF CAPITAL GAINS BY THE FUND. As noted in Section 7, the Fund expects that it will sell portfolio securities to finance the Offer and that it will likely recognize gains on the sale of those securities. As noted in Section 11, realized gains are excluded from the limit on repatriation of investment principal in the Fund's license from the Korean Minister of Finance and Economy. Under the Internal Revenue Code, in order to avoid the imposition of income and excise taxes on the Fund, the Fund is generally required to distribute to its shareholders each year substantially all of its "investment company taxable income" (which includes ordinary income and net short term capital gains) and net long term capital gains for the year. It is likely that Fund's purchase of shares pursuant to the Offer will be treated for U.S. federal income tax purposes as a sale of shares by the tendering shareholders and not as a distribution by the Fund that would satisfy the annual distribution requirement. See the discussion in Section 13. As a result, if the Fund realizes substantial gains on the disposition of portfolio securities to fund the purchase of shares, the Fund will likely be required to increase the amount of its taxable distributions to shareholders with respect to the current year. The Fund expects that any such distribution will be declared by the Board in December, 2004 and distributed to shareholders in January, 2005, in accordance with the Fund's regular practice. If there is such a recognition and distribution of gains, the Fund's shareholders on the record date for the distribution would be required to pay taxes on a greater amount of income and capital gain distributions than otherwise would be the case. In addition, to raise cash to make the distribution, the Fund might need to sell additional portfolio securities, which could require the Fund to realize and recognize additional capital gains. It is not possible to predict the amount of capital gains or losses that will be recognized by the Fund on the sale of portfolio securities to finance the purchase of shares pursuant to the Offer. As of December 31, 2003, the Fund had unrealized gains of approximately $565 million, unrealized losses of approximately $35 million, net unrealized gains of approximately $530 million and approximately $8.5 million of loss carryforwards.

     In addition, some of the distributed gains may be realized on securities held for one year or less, which could generate income taxable to the non-tendering shareholders (or shareholders who sell less than all of their Shares) at ordinary income rates. This could adversely affect the Fund's after-tax performance.

     TAX CONSEQUENCES OF REPURCHASES TO STOCKHOLDERS. The Fund's purchase of tendered Shares pursuant to the Offer will have tax consequences for tendering shareholders and may have tax consequences for non-tendering shareholders. See
Section 13.

     HIGHER EXPENSE RATIO AND LESS INVESTMENT FLEXIBILITY. If the Fund purchases a substantial number of Shares pursuant to the Offer, the net assets of the Fund will be reduced accordingly. The reduced net assets of the Fund as a result of the Offer will result in a higher expense ratio for the Fund and possibly in less investment flexibility for the Fund, depending on the number of Shares repurchased.

     PRO FORMA EFFECTS ON CAPITALIZATION. The purchase by the Fund of its own Shares will reduce the Fund's net assets (that is, its assets less its liabilities). The following table sets forth the net assets of the Fund as of January 20, 2004, adjusted to give effect to the offer (excluding expenses and assuming the Fund repurchases 10% of its outstanding Shares):

                          PRO FORMA CAPITALIZATION(1)

                                                             AS OF          ADJUSTMENT FOR
                                                          JANUARY 20,     PURCHASE AT $21.50    PRO FORMA AS
                                                              2004           PER SHARE(2)         ADJUSTED
                                                         --------------   ------------------   --------------
Total net assets.......................................  $1,123,714,213     $(106,781,685)     $1,016,932,528
Shares outstanding.....................................      49,665,902        (4,966,590)         44,699,312
NAV per Share(3).......................................  $        22.63     $       21.50      $        22.75

---------------

(1) This table assumes purchase by the Fund of 4,966,590 Shares, equal to 10% of the Fund's outstanding Shares as of January 20, 2004, and no borrowing by the Fund to finance the purchase.

(2) This amount represents 95% of the Fund's NAV as determined on January 20, 2004. Shares tendered pursuant to the Offer will be purchased at a 5% discount to NAV on the business day after the Expiration Date, which may be more or less than $21.50 per Share, and the pro forma NAV per Share also may be more or less than that shown above.

(3) The NAV per Share of the Fund is determined as of the close of regular trading on the NYSE no less frequently than weekly, at such times as the Board of Directors may determine, and on the last business day of each month the NYSE is open, by dividing the total assets of the Fund, less all liabilities, by the total number of Shares outstanding.

     EFFECTS OF PURCHASES OF SHARES UNDER THE PROGRAM. The purchase of Shares in tender offers under the Program may have similar effects to the effects of the Offer described above in this Section 7, including recognition of capital gain and tax consequences (although if the Fund elects to pay for tendered Shares with portfolio securities rather than cash, it may seek a tax ruling to the effect that the distribution of portfolio securities to repurchase its shares will not result in realization of gain by the Fund), higher expense ratio and less investment flexibility, and pro forma effects on capitalization.

     8. PRICE RANGE OF SHARES; DIVIDENDS/DISTRIBUTIONS. The following table sets forth, for the periods indicated, the high and low NAVs per Share and the high and low closing sale prices per Share as reported on the NYSE Composite Tape, and the amounts of cash dividends/distributions per Share paid during such periods.

                                                      NET ASSET VALUE   MARKET PRICE
                                                      ---------------   -------------    DIVIDENDS/
                                                       HIGH     LOW     HIGH     LOW    DISTRIBUTIONS
                                                      ------   ------   -----   -----   -------------
Year (ending December 31)
2001(4)
  1st Quarter.......................................  13.85    11.12    11.55    9.00      $1.4064
  2nd Quarter.......................................  13.58    10.53    10.99    8.52       0.0150
  3rd Quarter.......................................  13.10    10.74    10.69    8.61       0.0000
  4th Quarter.......................................  16.10    11.02    13.22    8.91       0.1200
2002
  1st Quarter.......................................  20.94    16.35    17.69   13.66       0.0000
  2nd Quarter.......................................  22.40    19.15    18.80   16.00       0.0000
  3rd Quarter.......................................  21.68    17.49    17.50   13.49       0.0000
  4th Quarter.......................................  19.56    15.73    15.99   12.45       0.8510
2003
  1st Quarter.......................................  17.52    13.17    14.26   11.36       0.0000
  2nd Quarter.......................................  18.07    13.50    15.46   11.70       0.0000
  3rd Quarter.......................................  20.26    17.80    17.11   15.00       0.0000
  4th Quarter.......................................  21.32    18.74    18.35   15.52       0.3000

---------------

(4) $70.3 million of the 2001 dividends represent the value of a special in-kind distribution of SK Telecom securities.

     As of the close of business on January 20, 2004, the Fund's NAV was $22.63 per Share, and the high, low and closing prices per Share on the NYSE on that date were $20.10, $19.95 and $19.96, respectively. Prior to the expiration of the Offer, NAV quotations can be obtained in the manner indicated in Section 1.

     The tendering of Shares, unless and until Shares tendered are accepted for payment and purchase, will not affect the record ownership of any such tendered Shares for purposes of entitlement to any dividends payable by the Fund.

     9. SELECTED FINANCIAL INFORMATION. The table below is intended to help you understand the financial performance of the Fund. This information, except as indicated, has been derived from audited financial statements of the Fund, which are incorporated herein by reference and included in the Fund's Annual Report to shareholders. The Annual and Semi-Annual Reports may be obtained without charge, by writing to Georgeson Shareholder Communications, Inc., the Information Agent, 17 State Street, New York, New York 10004, by calling (800) 843-0369 or on the Internet at www.sec.gov or www.thekoreafund.com.

                              FINANCIAL HIGHLIGHTS

     The following table includes per share operating performance data for a share of common stock outstanding, total investment return, ratios to average net assets and other supplemental data for each period indicated. This information has been derived from information provided in the financial statements and market price data for the Fund's Shares.

                              FINANCIAL HIGHLIGHTS

YEARS ENDED JUNE 30.                                 2003     2002     2001      2000     1999
--------------------                                ------   ------   -------   ------   -------
PER SHARE OPERATING PERFORMANCE
Net asset value, beginning of period..............  $20.20   $13.01   $ 20.04   $17.72   $  5.63
Income (loss) from Investment operations..........
  Net investment income (loss)(a).................     .17      .11       .17      .05       .04
  Net realized and unrealized gain (loss) on
     investment transactions......................   (1.90)    7.20     (5.61)    2.27     12.05
  Total from investment operations................   (1.73)    7.31     (5.44)    2.32     12.09
Less distributions from:
  Net investment income...........................    (.18)      --      (.18)      --        --
  Net realized gains on investment transactions...    (.67)    (.12)    (1.41)      --        --
  Total distributions.............................    (.85)    (.12)    (1.59)      --        --
Antidilution (dilution) resulting from repurchases
  and reinvestment of distributions for shares at
  value...........................................     .00(b)    .00(b)      --     --        --
Net asset value, end of period....................  $17.52   $20.20   $ 13.01   $20.04   $ 17.72
Market value, end of period.......................  $14.99   $16.44   $ 10.58   $14.05   $ 14.88
TOTAL RETURN
Per share net asset value (%)(c)..................   (8.34)   56.39    (25.01)   13.09    214.74
Per share market value (%)(c).....................   (4.29)   56.71    (13.16)   (5.46)   135.64
RATIOS TO AVERAGE NET ASSETS AND SUPPLEMENTAL DATA
Net assets, end of period ($ millions)............     879    1,009       561    1,002       886
Ratio of expenses before expense reductions (%)...    1.26     1.21      1.24     1.20      1.36
Ratio of expenses after expense reductions (%)....    1.26     1.21      1.23     1.19      1.36
Ratio of net Investment Income (loss) (%).........     .99      .69      1.18      .24       .37
Portfolio turnover rate (%).......................       7       18        40       31        10

---------------

(a) Based on average shares outstanding during the period.

(b) Amount is less than $.005 per share.

(c) Total return based on net asset value reflects changes in the Fund's net asset value during the period. Total return based on market value reflects changes in market value. Each figure includes reinvestments of distributions. These figures will differ depending upon the level of any discount from or premium to net asset value at which the Fund's shares trade during the period.

                   SUMMARY OF SELECTED FINANCIAL INFORMATION
                        FOR THE PERIODS INDICATED BELOW

                                                               YEAR ENDED      YEAR ENDED      YEAR ENDED
                                                                JUNE 30,        JUNE 30,        JUNE 30,
                                                                  2003            2002            2001
                                                              ------------   --------------   -------------
                                                               (AUDITED)       (AUDITED)        (AUDITED)
STATEMENT OF OPERATIONS
INVESTMENT INCOME...........................................  $ 19,480,512   $   15,524,235   $  17,003,793
                                                              ------------   --------------   -------------
EXPENSES....................................................    10,912,038        9,971,639       8,759,667
  Less: fees waived by Investment Adviser...................        25,997           53,600          82,745
                                                              ------------   --------------   -------------
Net Expenses................................................    10,886,041        9,918,039       8,676,922
                                                              ------------   --------------   -------------
Net investment income.......................................     8,594,471        5,606,196       8,326,871
                                                              ------------   --------------   -------------
REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS, FUTURES
  CONTRACTS AND FOREIGN CURRENCY TRANSACTIONS:
  Net realized gain on:
     Investments............................................   (14,779,335)      35,204,628      92,535,212
     Futures contracts......................................
     Foreign currency transactions..........................     2,519,855        2,542,733      (9,492,788)
  Net change in unrealized appreciation/depreciation of:
     Investments............................................   (80,479,942)     318,735,886    (363,522,823)
     Futures contracts......................................
     Foreign currency transactions..........................    (2,624,557)       2,903,356          82,898
                                                              ------------   --------------   -------------
  Net realized and unrealized loss on investments, futures
     contracts and foreign currency transactions............   (95,353,979)     359,386,603    (363,439,975)
                                                              ------------   --------------   -------------
NET DECREASE IN NET ASSETS FROM INVESTMENT OPERATIONS.......   (86,759,508)     364,992,799    (272,070,630)
                                                              ============   ==============   =============
STATEMENT OF ASSETS AND LIABILITIES
  Total Assets..............................................   880,321,849    1,010,855,407     661,334,509
  Total Liabilities.........................................    31,679,413        1,974,679      10,781,316
                                                              ------------   --------------   -------------
  Net Assets................................................   878,642,436    1,008,880,728     650,553,193
                                                              ------------   --------------   -------------
  Net asset value per share.................................         17.62            20.20           13.01

                  SUMMARY OF ANNUAL NAV DISCOUNTS AND PREMIUMS

     Shares have traded at varying relationships to per Share net asset value. The following table shows the relationship between price on the New York Stock Exchange and net asset value per Share for the years indicated:

                                            PREMIUM OR DISCOUNT AS A PERCENTAGE
                                   -----------------------------------------------------
YEAR                               AVERAGE            HIGH                   LOW
----                               -------     ------------------    -------------------
1991............................    33.78%       54.92% (8/30/91)        15.57% (1/4/91)
1992............................    16.45        45.88 (11/20/92)         -1.2 (5/22/92)
1993............................    28.26        44.14 (12/31/93)       10.27 (12/17/93)
1994............................    17.04          37.04 (1/7/94)         -2.8 (12/9/94)
1995............................     4.15         13.52 (5/26/95)        -5.15 (6/16/95)
1996............................     9.92          68.23 (1/3/96)          2.08 (6/7/96)
1997............................     7.89        38.39 (12/12/97)      -17.69 (11/14/97)
1998............................    11.13          56.96 (1/2/98)       -3.44 (12/31/98)
1999............................   -16.07          3.75 (1/15/99)      -29.12 (12/22/99)
2000............................   -27.96       -17.44 (12/29/00)        -35.48 (6/6/00)
2001............................   -18.01          -12.7 (1/3/01)       -21.74 (9/19/01)
2002............................   -18.15         -11.61 (3/1/02)       -24.16 (9/23/02)
2003............................   -16.04         -12.41 (6/6/03)      -20.45 (11/20/03)

     10. INTEREST OF DIRECTORS, EXECUTIVE OFFICERS AND CERTAIN RELATED PERSONS. Information, as of particular dates, concerning the Fund's directors and executive officers, their remuneration, any material interest of such persons in transactions with the Fund and other matters is required to be disclosed in proxy statements distributed to the Fund's shareholders and filed with the Commission. The table below sets forth the number of Shares and percentage of outstanding Shares beneficially owned by the directors and officers of the Fund as of January 21, 2004.

                                                               NUMBER OF SHARES
NAME AND POSITION                                             BENEFICIALLY OWNED
-----------------                                             ------------------
Robert J. Callander, Director*..............................         2500
Kenneth C. Froewiss, Director*..............................         1000
William H. Luers, Director*.................................          475
Ronaldo A. da Frota Nogueira, Director*.....................         4000
Susan Kaufman Purcell, Director*............................          175
Kesup Yun, Director.........................................            0
Richard T. Hale, Chairman, Director and President*..........         1000
John J. Lee, Vice President.................................            0
John Millette, Vice President and Secretary.................            0
Charles A. Rizzo, Treasurer and Chief Financial Officer.....            0
Kate Sullivan D'Eramo, Assistant Treasurer..................            0
Salvatore Schiavone, Assistant Treasurer....................            0
Lucinda H. Stebbins, Assistant Treasurer....................            0
Caroline Pearson, Assistant Secretary.......................            0
Bruce A. Rosenblum, Vice President and Assistant
  Secretary.................................................            0
                                                                     ----
                                                                     9150

---------------

* Percentage of shares beneficially owned equal less than 1/4 of 1% of Shares of the Fund. The total percentage of shares beneficially owned by all directors and executive officers equal less than 1/4 of 1% of Shares of the Fund.

     Except for repurchases by the Fund in the open market shown below, the Fund nor, to the best of the Fund's knowledge, any of the Fund's directors or officers, or associates of any of the foregoing, has effected any transaction in

Shares, except for dividend reinvestment, during the past 60 days. Except as set forth in this Offer to Purchase, neither the Fund, nor, to the best of the Fund's knowledge, any of the Fund's directors or officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly to the Offer with respect to any securities of the Fund, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations. None of the Fund's directors or officers intend to tender their Shares pursuant to the Offer. Based upon information provided or available to the Fund, no other director, officer or affiliate of the Fund intends to tender Share pursuant to the Offer. The Offer does not, however, restrict the purchase of Shares pursuant to the Offer from any such person.

     During the 60 days prior to the date of this Offer to Purchase, the Fund effected repurchases of Shares in the open market as set forth below:

DATE                                                          SHARES PURCHASED   AVERAGE COST PER SHARE
----                                                          ----------------   ----------------------
November 24, 2003...........................................        2000                 16.44
December 1, 2003............................................        2000                 17.35
December 3, 2003............................................        2000                 17.30
December 4, 2003............................................        2000                 17.24
December 5, 2003............................................        2000                 16.86
December 8, 2003............................................        2000                 16.90
December 9, 2003............................................        2000                 16.80
December 10, 2003...........................................        2000                 16.92
December 11, 2003...........................................        2000                 17.03
December 12, 2003...........................................        2000                 17.35
December 15, 2003...........................................        2000                 17.65
December 16, 2003...........................................        2000                 17.51
December 17, 2003...........................................        2000                 17.38
December 18, 2003...........................................        2000                 17.63
December 19, 2003...........................................        2000                 17.67
December 22, 2003...........................................        2000                 17.54
December 23, 2003...........................................        2000                 17.50
December 24, 2003...........................................        2000                 17.57
December 26, 2003...........................................        2000                 17.58
January 2, 2004.............................................        2000                 18.58
January 5, 2004.............................................        2000                 18.83

     11. CERTAIN INFORMATION ABOUT THE FUND. The Fund is a Maryland corporation with its principal executive offices located at 345 Park Avenue, New York, NY 10154 (telephone number (800) 349-4281). The Fund is a closed-end, diversified, management investment company. The Fund first issued Shares to the public on August 22, 1984. The Fund operates under a license issued by the Korean Minister of Finance and Economy to invest in Korean securities and to repatriate income received from dividends and interest earned on, and net realized capital gain from, its investments in Korean securities or to repatriate from investment principal up to 10% of the net asset value (taken at current value) of the Fund (except upon termination of the Fund, or for expenses in excess of Fund income, in which case the foregoing restriction shall not apply). "Investment principal" is to be determined in accordance with U.S. generally accepted accounting principles and means amounts raised by the Fund in selling its shares, plus unrealized capital appreciation, but excluding realized capital gains and income. The license does not limit the repatriation of realized capital gain and income from the Fund's investment in Korean securities. Under the license, the Fund -- unlike unlicensed investors in Korea -- is not subject to Korean securities transaction tax payable on the sale of portfolio securities. As a closed-end investment company, the Fund differs from an open-end investment company (i.e., a mutual fund) in that it does not redeem its Shares at the election of a shareholder and does not continuously offer its Shares for sale to the public. The Fund's investment objective is long-term capital appreciation through investment in Korean equity securities.

     The Manager is a corporation organized under the laws of Delaware and a registered investment adviser under the Investment Advisers Act of 1940, as amended. The Manager and its predecessors have served as investment manager to the Fund since its inception. The Manager's principal business address is 345 Park Avenue, New York, NY 10154.

     The Manager is part of Deutsche Asset Management. Deutsche Asset Management is the marketing name in the United States for the asset management activities of Deutsche Bank AG, The Manager, Deutsche Asset Management Inc., Deutsche Asset Management Investment Services Ltd., Deutsche Bank Trust Company Americas and Scudder Trust Company. Deutsche Asset Management is a global asset management organization with over $685 billion in assets under management as of September 30, 2003. The Manager is an indirect wholly-owned subsidiary of Deutsche Bank AG. Deutsche Bank AG is a global banking institution engaged in financial services, including investment management, mutual fund, retail, private and commercial banking, investment banking and insurance.

     The Manager, the predecessor of which is Scudder, Stevens & Clark, Inc. ("Scudder"), is an investment counseling firm established as a partnership in 1919. Scudder reorganized from a partnership to a corporation on June 28, 1985. On December 31, 1997, Zurich Insurance Company ("Zurich") acquired a majority interest in Scudder, and Zurich Kemper Investments, Inc., a Zurich subsidiary, became part of Scudder. Scudder's name changed to Scudder Kemper Investments, Inc. On January 1, 2001, the Manager changed its name from Scudder Kemper Investments, Inc. to Zurich Scudder Investments, Inc. On April 5, 2002, 100% of the Manager was acquired by Deutsche Bank AG. Upon the closing of the transaction, the Manager changed its name from Zurich Scudder Investments, Inc. to Deutsche Investment Management Americas Inc.

     The Subadviser is a wholly-owned subsidiary of Deutsche Bank A. G. The address of the Subadviser is 3rd Floor, Seian Building, 116 Shinmoonro-1 Ka, Changro-ku, Seoul, Korea. The Subadviser is registered with an investment adviser under the Investment Advisers Act of 1940, as amended, and began serving as Subadviser to the Fund on July 9, 2002. The Subadviser renders investment advisory and management services with regards to that portion of the Fund's portfolio allocated to it by the Manager.

     12. ADDITIONAL INFORMATION. An Issuer Tender Offer Statement on Schedule TO (the "Schedule TO") including the exhibits thereto, filed with the Commission, provides certain additional information relating to the Offer, and may be inspected and copied at the prescribed rates at the Commission's public reference facilities at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, 233 Broadway, New York, New York 10279 and Citicorp Center, 500 W. Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of the Schedule TO and the exhibits may also be obtained by mail at the prescribed rates from the Public Reference Branch of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Fund's filings are also available to the public in the Commission's website (www.sec.gov).

     13. CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES. The following discussion is a general summary of the U.S. federal income tax consequences of a sale of Shares pursuant to the Offer based on current U.S. federal income tax law, including the Internal Revenue Code of 1986, as amended (the "Code"), applicable Treasury regulations and Internal Revenue Service rulings. Each shareholder should consult his or her own tax adviser for a full understanding of the tax consequences of such a sale, including potential state, local and foreign taxation by jurisdictions of which the shareholder is a citizen, resident or domiciliary.

     U.S. SHAREHOLDERS.  It is anticipated that U.S. Shareholders as defined in
Section 4.F (other than tax-exempt persons) who sell Shares pursuant to the Offer will generally recognize gain or loss for U.S. federal income tax purposes equal to the difference between the amount of cash they receive pursuant to the Offer and their adjusted tax basis in the Shares sold. The sale date for tax purposes will be the date the Fund accepts Shares for purchase. This gain or loss will be capital gain or loss if the Shares sold are held by the tendering U.S. Shareholder at the time of sale as capital assets and will be treated as either long-term or short-term if the Shares have been held at that time for more than one year or for one year or less, respectively. Gain or loss must be calculated separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) sold pursuant to the Offer. Any such long-term capital gain realized by a non-corporate U.S. Shareholder will be taxed at a maximum rate of 15%.

     The foregoing U.S. federal income tax treatment is based on the assumption that not all shareholders will tender their Shares pursuant to the Offer and that the continuing ownership interest in the Fund of each tendering shareholder (including shares constructively owned by such tendering shareholder pursuant to the provisions of Section 318 of the Code) will be sufficiently reduced to qualify the sale as a sale rather than a distribution for U.S. federal income tax purposes, pursuant to Section 302(b) of the Code. It is therefore possible that the cash received for the Shares purchased by the Fund would be taxable to a U.S. Shareholder as a distribution by the Fund, rather than as a gain from the sale of the Shares. In that event, the cash received by a U.S. Shareholder will be taxable as a dividend to the extent of the U.S. Shareholder's allocable share of the Fund's current or accumulated earnings and profits, with any excess of the cash received over the portion so taxable as a dividend constituting a non-taxable return of capital to the extent of the U.S. Shareholder's tax basis in the Shares sold and with any remaining excess of such cash being treated as either long-term or short-term capital gain from the sale of the Shares (if the Shares are held as capital assets) depending on how long they were held by the U.S. Shareholder. If the tender is treated as a distribution by the Fund rather than a sale of shares, any cash treated as a dividend may, in the case of a U.S. Shareholder that is an individual and meets certain holding period and other requirements, qualify as "qualified dividend income" eligible for the reduced maximum federal tax rate of 15% (5% for individuals in the 15% bracket) to the extent that the Fund receives "qualified dividend income." Qualified dividend income is, in general, dividend income from taxable U.S. corporations and certain foreign corporations (e.g., generally, foreign corporations incorporated in certain countries with a comprehensive tax treaty with the United States, or the stock of which is readily tradable on an established securities market in the United States). Dividends received by the Fund from non-passive Korean corporations will generally qualify as "qualified dividend income." Any cash treated as a dividend that does not qualify for the reduced rate will be taxable to a U.S. Shareholder at the regular maximum federal tax rate of up to 35%. If cash received by a U.S. Shareholder is taxable as a distribution, the shareholder's remaining tax basis in the purchased Shares will be added to the tax basis of the Shares that the shareholder continues to hold following completion of the Offer. In addition, if a tender of Shares is treated as a distribution to a tendering shareholder, a constructive dividend under Section 305(c) of the Code may result to non-tendering shareholders whose proportionate interest in the Fund have been increased.

     Under the "wash sale" rules under the Code, loss recognized on Shares sold pursuant to the Offer will ordinarily be disallowed to the extent the U.S. Shareholder acquires Shares within 30 days before or after the date the tendered Shares are purchased pursuant to the Offer and, in that event, the basis and holding period of the Shares acquired will be adjusted to reflect the disallowed loss.

     The Depositary may be required to withhold 28% of the gross proceeds paid to a U.S. Shareholder or other payee pursuant to the Offer unless either: (a) the U.S. Shareholder has completed and submitted to the Fund or the Depositary an IRS Form W-9 (or Substitute Form W-9), providing the U.S. Shareholder's employer identification number or social security number, as applicable, and certifying under penalties of perjury that: (i) such number is correct; (ii) either (A) the U.S. Shareholder is exempt from backup withholding, (B) the U.S. Shareholder has not been notified by the Internal Revenue Service that the U.S. Shareholder is subject to backup withholding as a result of an under-reporting of interest or dividends, or (C) the Internal Revenue Service has notified the U.S. Shareholder that the U.S. Shareholder is no longer subject to backup withholding; or (b) an exception applies under applicable law. A Substitute Form W-9 is included as part of the Letter of Transmittal for U.S. Shareholders.

     NON-U.S. SHAREHOLDERS. The U.S. federal income taxation of a Non-U.S. Shareholder (i.e., any shareholder that is not a U.S. Shareholder as defined above) on a sale of Shares pursuant to the Offer depends on whether such transaction is "effectively connected" with a trade or business carried on in the U.S. by the Non-U.S. Shareholder as well as the tax characterization of the transaction as either a sale of the Shares or a distribution by the Fund, as discussed above for U.S. Shareholders. If the sale of Shares pursuant to the Offer is not so effectively connected and gives rise to taxable gain or loss, any gain realized by a Non-U.S. Shareholder upon the tender of Shares pursuant to the Offer will not be subject to U.S. federal income tax, provided, however, that such a gain will be subject to U.S. federal income tax at the rate of 30% (or such lower rate as may be applicable under a tax treaty) if the Non-U.S. Shareholder is a non-resident alien individual who is physically present in the United States for more than 182 days during the taxable year of the sale. If, however, the cash received by a tendering Non-U.S. Shareholder is treated for U.S. tax purposes as a distribution by the Fund, the portion of the distribution treated as a dividend to the Non-U.S. Shareholder would be subject to a U.S. tax which may be withheld at the rate of 30% (or such lower rate as may be applicable under a tax treaty) if the dividend does not constitute effectively connected income. If the amount realized on the tender of Shares by a Non-U.S. Shareholder is effectively connected income, regardless of whether the tender is characterized as a sale or as giving rise to a distribution from the Fund for U.S. federal income tax purposes, the transaction will be treated and taxed in the same manner as if the Shares involved were tendered by a U.S. Shareholder.

     Non-U.S. Shareholders that have not previously submitted the appropriate type of Form W-8 to the Fund should provide the Depositary with a completed IRS Form W-8BEN or the appropriate type of Form W-8 in order to avoid backup withholding on the cash they receive from the Fund regardless of how they are taxed with respect to their tendered Shares. Copies of Form W-8BEN are provided with the Letter of Transmittal for Non-U.S. Shareholders. Other types of Form W-8 can be found on the IRS website at www.irs.gov/formspubs/index.html.

     14. CERTAIN LEGAL MATTERS: REGULATORY APPROVALS. The Fund operates under a license issued by the Korean Minister of Finance and Economy and referred to in Section 11. As described in Section 11, the license includes a restriction on repatriation of more than 10% of investment principal. This excludes income and realized capital gains, including gains realized from selling appreciated securities as part of the financing of this Offer. The Fund is not aware of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of Shares by the Fund as contemplated in this Offer. Should any such approval or other action be required, the Fund presently contemplates that such approval or other action will be sought. The Fund is unable to predict whether it may determine that it is required to delay the acceptance for payment of, or payment for, Shares tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to the Fund's business. The Fund's obligations under the Offer to accept for payment and pay for Shares are subject to certain conditions described in Section 3.

     15. AMENDMENTS; EXTENSION OF TENDER PERIOD; TERMINATION. Subject to the applicable rules and regulations of the Commission, the Fund expressly reserves the right, in its sole discretion, at any time and from time to time, to extend the period during which the Offer is open for any reason, including the failure to satisfy any of the conditions specified in Section 3 and thereby delay acceptance for payment of, and payment for, any Shares, by giving oral or written notice of such extension to the Depositary. There can be no assurance that the Fund will exercise its right to extend the Offer. During any such extension, all Shares previously tendered and not properly withdrawn will remain subject to the Offer, subject to the rights of a tendering shareholder to withdraw such shareholder's Shares. See Section 5.

     Subject to the applicable rules and regulations of the Commission, the Fund also expressly reserves the right, in its sole discretion, at any time and from time to time, to (1) terminate the Offer and not accept for payment (or pay for) any Shares if any of the conditions referred to in Section 3 has not been satisfied or upon the occurrence and during the continuance of any of the events specified in Section 3 and (2) waive any condition or amend the Offer in any respect, in each case by giving oral or written notice of termination, waiver or amendment to the Depositary and by making a public announcement thereof. The Fund acknowledges (a) that Rule 14e-1(c) under the Exchange Act requires the Fund to pay the consideration offered or return the Shares tendered promptly after the termination or withdrawal of the Offer and (b) that the Fund may not delay acceptance for payment of, or payment for, any Shares upon the occurrence of any of the conditions specified in Section 3 without extending the period during which the Offer is open.

     Any extension, termination or amendment will be followed as promptly as practicable by a public announcement thereof, such announcement, in the case of an extension, to be made no later than 9:00 a.m. Eastern time on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which the Fund may choose to make any public announcement, except as provided by applicable law (including Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act, which require that material changes be promptly disseminated to holders of Shares), the Fund will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to the PR Newswire.

     If the Fund makes a material change in the terms of the Offer or the information concerning the Offer, or waives a material condition of the Offer, the Fund will disseminate additional tender offer materials (including by public announcement as set forth above) and extend the Offer to the extent required by Rules 14d-4(d) and 14e-1 under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the changes. With respect to a change in price or, subject to certain limitations, a change in the percentage of securities sought, a minimum ten business day period from the date of such change is generally required to allow for adequate dissemination of such change to stockholders. Accordingly, if, prior to the Expiration Date, the Fund decreases the number of Shares being sought, increases the consideration offered pursuant to the Offer or adds a dealer's soliciting fee, and if the Offer is scheduled to expire at any time earlier than the period ending on the tenth business day from the date that notice of such increase, decrease or addition is first published, sent or given to stockholders, the Offer will be extended at least until the expiration of such ten business day period. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or a federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight Eastern time.

     16. MISCELLANEOUS. The Offer is not being made to, nor will the Fund accept tenders from, or on behalf of, owners of Shares in any jurisdiction in which the making of the Offer or its acceptance would not comply with the securities or "blue sky" laws of that jurisdiction. The Fund is not aware of any jurisdiction in which the making of the Offer or the acceptance of tenders of, purchase of, or payment for, Shares in accordance with the Offer would not be in compliance with the laws of such jurisdiction. The Fund, however, reserves the right to exclude shareholders in any jurisdiction in which it is asserted that the Offer cannot lawfully be made or tendered Shares cannot lawfully be accepted, purchased or paid for. So long as the Fund makes a good-faith effort to comply with any state law deemed applicable to the Offer, the Fund believes that the exclusion of holders residing in any such jurisdiction is permitted under Rule 13e-4(f)(9) promulgated under the Exchange Act. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on the Fund's behalf by one or more brokers or dealers licensed under the laws of such jurisdiction.

     Manually signed facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal and Share certificates and any other required documentation should be sent or delivered by each shareholder or the shareholder's broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of the addresses set forth below.

                        The Depositary for the Offer is:

                   ALPINE FIDUCIARY SERVICES, INC. DEPOSITARY

                                      By Registered, Certified
                                         or Express Mail or
      By First Class Mail:               Overnight Courier:                      By Hand:
Alpine Fiduciary Services, Inc.   Alpine Fiduciary Services, Inc.    Alpine Fiduciary Services, Inc.
         P.O. Box 2065                219 Murray Hill Parkway                   c/o STARS
South Hackensack, NJ 07606-9974      East Rutherford, NJ 07073              100 William Street
        Attn: Corporate            Attn: Corporate Actions Dept.              Lower Galleria
         Actions Dept.                                                      New York, NY 10038

     Questions or requests for assistance or for additional copies of the Offer to Purchase, the Letter of Transmittal or other material in connection with the Offer may be directed to the Information Agent at its address and telephone number set forth below. Shareholders may also contact their brokers, dealer, commercial bank or trust company for assistance concerning the Offer.

                           The Information Agent for
                                 the Offer is:

                   GEORGESON SHAREHOLDER COMMUNICATIONS INC.
                                17 State Street
                            New York, New York 10004
                           Toll Free: (800) 843-0369
                          Call Collect: (212) 440-9800

THE KOREA FUND, INC.

January 23, 2004